UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2017

Warner Music Group Corp.

(Exact name of Registrant as specified in its charter)

Delaware	001-32502	13-4271875
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1633 Broadway, New York, New York		10019
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 275-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On March 10, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Warner Music Group Corp. (the “Company”) approved the Second Amended and Restated Senior Cash Flow Plan (the “Amended Plan”), which amends and restates the Amended and Restated Senior Cash Flow Plan. These amendments were made to enable the Company to grant new award opportunities under the Amended Plan that are on a vesting and payment schedule similar to the schedule applicable to existing awards in the plan, and on similar terms, but keyed off different start dates. Corresponding changes are being made to the limited liability company agreement of WMG Management Holdings LLC (the LLC, and such amended agreement, the “Second Amended LLC Agreement”), which, together with the Amended Plan, governs equity awards granted in connection with the plan. In addition, the amendments included in the Amended Plan increase the free cash flow pool that is allocated under the plan from 7.5% to 8%, which has the effect of increasing the amount of bonuses that may be deferred under the Plan and the amount of profits interests in the LLC that may be granted under the Amended Plan.

These descriptions of the Amended Plan and the Amended LLC Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, the complete text of the Amended Plan and the Amended LLC Agreement, respectively, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 or the Company’s Annual Report on Form 10-K for the year ended September 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WARNER MUSIC GROUP CORP.

BY:	/s/ Paul M. Robinson
Name: Paul M. Robinson
Title: Executive Vice President, General Counsel and Secretary

Date: March 16, 2017

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